Exhibit 5.1

12 February 2021	Our Ref: RN/NN/G3415-A01673
GAN Limited Third Floor Park Place 55 Par La Ville Road Hamilton HM 11 Bermuda

Dear Sirs

GAN Limited

We have been asked to provide this legal opinion to you with regard to the laws of Bermuda in connection with the preparation and filing on behalf of GAN Limited (the “Company”) with the Securities and Exchange Commission of a Registration Statement on Form S-8, including any amendments or supplements thereto (the “Registration Statement”) pursuant to which the Company is registering, under the Securities Act of 1933 (as amended), 1,465,414 ordinary shares of par value US$0.01 each in the capital of the Company (the “Ordinary Shares”) to be issued pursuant to the 2020 Equity Incentive Plan of GAN Limited (the “Plan”).For the purposes of giving this opinion, we have examined and relied upon the originals or copies of the documents listed in Schedule 1.

In giving this opinion we have relied upon the assumptions set out in Schedule 2, which we have not independently verified.

We are Bermuda Barristers and Attorneys and express no opinion as to any laws other than the laws of Bermuda in force and as interpreted at the date of this opinion. We have not, for the purposes of this opinion, made any investigation of the laws, rules or regulations of any other jurisdiction.

Based upon the foregoing examinations and assumptions and having regard to legal considerations which we consider relevant, and subject to the qualifications set out in Schedule 3, we are of the opinion that the Ordinary Shares have been duly authorised and will be validly issued, fully paid and non-assessable upon payment for and delivery of the Ordinary Shares as contemplated by the Registration Statement, the Plan and any relevant agreements duly authorised by and in accordance with the Plan.

This opinion is limited to the matters referred to herein and shall not be construed as extending to any other matter or document not referred to herein. This opinion is addressed to you in connection with the sale of the Ordinary Shares as described in the Registration Statement and is not to be relied upon in respect of any other matter. This opinion shall be construed in accordance with the laws of Bermuda. We understand that the Company wishes to file this opinion as an exhibit to the Registration Statement as Exhibit 5.1, to be filed on the date of this opinion, and we hereby consent thereto.

Yours faithfully

/s/ Walkers (Bermuda) Limited
WALKERS (BERMUDA) LIMITED

Walkers

Park Place, 55 Par La Ville Road, Third Floor, Hamilton HM11, Bermuda

T +1 441 242 1500 www.walkersglobal.com

Bermuda | British Virgin Islands | Cayman Islands | Dubai | Guernsey | Hong Kong | Ireland | Jersey | London | Singapore

WALKERS	Page 2

Schedule 1

LIST OF DOCUMENTS EXAMINED

1.	The Certificate of Incorporation dated 13 December 2019, Memorandum of Association as registered on 13 December 2019, amended and restated bye-laws of the Company adopted by the shareholders on 14 April 2020 (the “Bye-laws”) and register of directors and officers of the Company dated 9 February 2021 (together the “Company Records”).

2.	A copy of executed minutes of a meeting of the board of directors of the Company dated 2 May 2020, 2 July 2020,3 December 2020 setting out the resolutions adopted at such meeting and a copy of executed written resolutions of the members of the Company dated 2 May 2020 (the “Resolutions”).

3.	Master Share Reconciliation Report as of 5 January 2021.

WALKERS	Page 3

Schedule 2

ASSUMPTIONS

1.	There are no provisions of the laws of any jurisdiction outside Bermuda which would be contravened by the execution or delivery of the Registration Statement and, insofar as any obligation expressed to be incurred under the Registration Statement is to be performed in or is otherwise subject to the laws of any jurisdiction outside Bermuda, its performance will not be illegal by virtue of the laws of that jurisdiction.

2.	The originals of all documents examined in connection with this opinion are authentic. The signatures, initials and seals on the Registration Statement are genuine and are those of a person or persons given power to execute the Registration Statement under the Resolutions or any power of attorney given by the Company to execute such documents. All documents purporting to be sealed have been so sealed. All copies are complete and conform to their originals. The Registration Statement conform in every material respect to the latest drafts of the same produced to us.

3.	The Company Records are complete and accurate and all matters required by law and the Memorandum of Association and Bye-laws of the Company to be recorded therein are so recorded.

4.	The Resolutions were duly adopted at duly convened and quorate meetings of the board of directors of the Company and such meetings were held and conducted in accordance with the Memorandum and Bye-laws.

5.	The Resolutions have been duly executed (and where by a corporate entity such execution has been duly authorised if so required) by or on behalf of each member of the Company in respect of the member resolutions, of the and the signatures and initials thereon are those of a person or persons in whose name the Resolutions have been expressed to be signed.

WALKERS	Page 4

Schedule 3

QUALIFICATIONS

1.	We express no opinion upon any provisions in the Registration Statement which contains a reference to any law or statute that is not a Bermudian law or statute.

2.	Except as explicitly stated in this opinion, we express no opinion in relation to any representation or warranty contained in the Registration Statement nor upon matters of fact or the commercial terms of the transactions contemplated by the Registration Statement.

3.	“Non-assessability” is not a legal concept under Bermuda law. Reference in this opinion to shares being “non-assessable” shall mean, in relation to fully-paid shares of the Company and subject to any contrary provision in any agreement in writing between the Company and the holder of shares, that no shareholder shall be:

(a)	obliged to contribute further amounts to the capital of the Company, either in order to complete payment for their shares, to satisfy claims of creditors of the Company, or otherwise; and

(b)	bound by an alteration of the memorandum of association or bye-laws of the Company after the date on which he became a shareholder, if and so far as the alteration requires him to take, or subscribe for additional shares, or in any way increases his liability to contribute to the share capital of, or otherwise to pay money to, the Company.